Exhibit 4.1

AMENDMENT NO. 1
TO
TAX BENEFITS PRESERVATION PLAN

Amendment No. 1, dated as of December 15, 2021 (this “Amendment”), to the Tax Benefits Preservation Plan, dated as of April 13, 2020 (the “Plan”), between Tidewater Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to the Plan;

WHEREAS, Section 26 of the Plan provides that for so long as the Rights (as defined in the Plan) are redeemable, the Company may, in its sole and absolute discretion, supplement or amend the Plan in any respect without the approval of any holders of Rights or Common Stock (as defined in the Plan);

WHEREAS, the Rights are redeemable in accordance with the terms of the Plan; and

WHEREAS, the Company has deemed it desirable to amend the Plan as set forth below.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.    Amendments.

(a)    Clause (i) of Section 7.1 of the Plan is amended in its entirety to read as follows:

“(i) the close of business on December 15, 2021 (the “Final Expiration Date”),”

(b)    The form of “Summary of Terms” contained in Exhibit C to the Plan is amended so that the reference therein to “April 13, 2023” is replaced with “December 15, 2021”.

2.    Effect of this Amendment. It is the intent of the parties hereto that this Amendment constitutes an amendment of the Plan as contemplated by Section 26 thereof. The provisions of Section 18 and Section 20 of the Plan shall survive the expiration of the Rights and termination of the Plan.

3.    Counterparts. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

4.    Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5.    Descriptive Headings. The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

TIDEWATER INC.

By:            /s/ Sam R. Rubio
Name:       Sam R. Rubio

Title:         Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:            /s/ Katherine Anderson
Name:       Katherine Anderson
Title:         Vice President, Client Services